Exhibit 99.2

Media:	Molly Boyd
(713) 627-5923
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	January 17, 2008

Spectra Energy Rolls Out 2008 Financial Plan

Momentum from Strong 2007 Expected to Continue Into 2008 and Beyond

•	Approximately $1.5 billion in new projects to be completed and placed into service in 2008

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Planned investments of more than $1 billion per year through 2010, bringing total expansion capital investment to more than $4 billion for 2007-2010; investment expected to deliver more than $500 million in additional annual earnings before interest and taxes (EBIT) by 2011

•	Reiterated previously announced 2008 ongoing diluted EPS employee incentive target of $1.56 per share, an 11 percent increase over the 2007 target.

HOUSTON – Spectra Energy (NYSE:SE) rolled out its financial plan for 2008 and beyond for analysts and investors today at a meeting in New York.

As part of its 2008 strategy, the Company expects to bring into service approximately $1.5 billion in new pipeline, gas processing, storage and distribution projects. This will involve continuing to invest more than $1 billion in projects a year over the 2008 to 2010 period which the Company expects will generate more than $500 million annually in incremental annual earnings before interest and taxes (EBIT) by 2011. The Company also announced in January a 4 cent increase in its annual dividend, bringing it to 92 cents per share, in line with its targeted 60 percent payout ratio.

“In 2007 we demonstrated our ability to execute on our growth plan and at the same time reduced costs, maintained a strong balance sheet and met our financial targets. We also made significant strides in our three year capital expansion plan, investing more than $1 billion in capital expenditures in 2007, and placing into service 13 strategic new projects with a total capital invested of about $650 million,” said Fred Fowler, president and chief executive officer, Spectra Energy. “We expect to exceed our previously stated 2007 ongoing diluted earnings per share (EPS) employee incentive target of $1.40 and are well positioned to build on this momentum in 2008 by implementing our key strategies to deliver profitable growth.”

The company reiterated it’s previously announced 2008 ongoing diluted EPS employee incentive target of $1.56 per share, an 11 percent increase over the 2007 target.

“We had a stand-out first year in 2007, and we look forward to delivering a stronger year two,” said Fowler.

The webcast and full presentation from today’s meeting is available on the investors’ section of company’s web site at www.spectraenergy.com.

Spectra Energy Corp (NYSE: SE) is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 17,500 miles of transmission pipeline, 265 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events. This release includes forward-looking statements concerning future developments at our facilities, including the anticipated timing and amount of planned capital expansions and anticipated future natural gas pipeline capacity as well as the demand for such capacity. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include: the timing and success of efforts to develop infrastructure projects; the timing and receipt of required regulatory approvals; the timing and receipt of sufficient capacity commitments for the described project; and fluctuations in the demand for natural gas in the markets serviced by the described project. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K, filed with the Securities and Exchange Commission on April 2, 2007, and other filings that we make with the SEC, which are available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Reconciliation for SEC Regulation G

This release includes a discussion of the 2007 and 2008 ongoing fully diluted earnings per share (“EPS”) employee incentive targets for Spectra Energy. The EPS measure used for employee incentive bonuses is based on ongoing fully diluted EPS. Ongoing fully diluted EPS is a non-GAAP financial measure as it represents fully diluted EPS from continuing operations adjusted for the per-share impact of special items. Special items represent certain charges and credits which management believes will not be recurring on a regular basis. The most directly comparable GAAP measure for ongoing fully diluted EPS is fully diluted EPS from continuing operations, which includes the impact of special items. Due to the forward-looking nature of this non-GAAP financial measure, information to reconcile it to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast any special items for future periods.

This release also includes a discussion of estimated annual EBIT (earnings before interest and taxes) to be generated from planned expansion capital investments. EBIT is a non-GAAP financial measure. The most directly comparable GAAP measure for EBIT is earnings from continuing operations before income taxes excluding interest income and expense. Due to the forward-looking nature of this financial measure for future periods, information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast interest and taxes applicable to earnings generated from the planned expansions for any future periods.

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